Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
For U.S. HealthWorks: Chuck Burwell, chuck.burwell@ushworks.com, 714-393-2719 For Magnitude: Diane Johnson, diane@dtjorg.com, 703-391-2056

U.S. HEALTHWORKS & MAGNITUDE FORM ALLIANCE TO DELIVER A TOTAL SOLUTION FOR COMPUTER INJURY RISK MANAGEMENT

Chester, NJ and Alpharetta, GA, March 24, 2005 - Magnitude Information Systems, Inc. (Symbol: MAGY), the leading developer of Anti-Injury(TM) ergonomic software solutions for Fortune 500 corporations, government agencies, and consumers, today announced the establishment of a distribution and resale agreement with U.S. HealthWorks to market and distribute ErgoEnterprise(TM), ErgoCoach(TM) and ErgoFun(TM), Magnitude's Anti-Injury(TM) solution throughout the key 14 states which they service in the United States.

Headquartered in Alpharetta, GA, U.S. HealthWorks is currently the largest provider of primary Occupational Medicine in the state of California and second largest provider of occupational health care in the United States overall.

An expert in the field of occupational medicine, U.S. HealthWorks is a single solution provider that employers and insurance companies trust to optimize the quality of patient care, assist with complex occupational health issues, and maximize employer workforce productivity.

"We provide a tailored solution that meets the specific business needs of the employer while appropriately attending to the health and safety of the employee," said Andrew Parker, MD, MPH, National Medical Director, U.S. Healthworks. "As more and more manufacturing operations are being "off shored" the need for occupational health solutions targeted specifically for office workers in the knowledge work place has skyrocketed. That's why we chose the patented solution ErgoEnterprise(TM) from Magnitude."

Dr. Parker added, "We have trained over 65 of our Account Managers and Physical Therapists on the Magnitude office ergonomics solution. Our vision is to redefine and provide innovative occupational health services that prevent injuries while improving productivity in any knowledge workplace."

Mark Chroscielewski, Magnitude's SVP of Business Development, stated, "A strategic alliance with U.S. HealthWorks expands our national sales presence in the multi-billion dollar computer injury risk management market. U.S. HealthWorks is a great example of the type of partner Magnitude will ally itself with. They're a market leader, with a strong client following, run by a solid management team. This further enables Magnitude's strategy to rapidly continue to penetrate and establish ErgoEnterprise(TM) as the gold standard for computer injury risk management and office ergonomics."

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About Magnitude Information Systems, Inc.

Magnitude Information Systems, Inc. is the leading developer of RSI Management solutions for computer users. Magnitude's unique Anti-Injury(TM) software solution, ErgoEnterprise, has been proven to help companies and government agencies realize measurable productivity gains, reduced workers' compensation and medical claims costs associated with employees using computers.

Magnitude's Anti-Injury(TM) software products for consumers, ErgoFUN and ErgoCoach, help children and adults at home and school reduce common ergonomic risk factors associated with people working at computers. 30-day demo downloads are available. For more information, contact Magnitude at 888-786-7774 or visit http://www.magnitude.com.

About U.S. HealthWorks

U. S. HealthWorks, headquartered in Alpharetta, GA, is a national provider of occupational healthcare services. The U. S. HealthWorks network of 2,200 employees and 450 medical providers delivering services to more than 10,000 patients per day and more than 2.5 million patient visits annually. Services include injury and illness treatment, physical therapy, post-offer testing, drug screening and loss prevention. For more information, visit www.ushealthworks.com.

This press release contains forward-looking statements that, if not verifiable historical fact, may be viewed as forward-looking statements that could predict future events or outcomes with respect to Magnitude Information Systems, Inc., and its business. The predictions embodied in these statements will involve risks and uncertainties and accordingly, Magnitude Information Systems' actual results may differ significantly from the results discussed or implied in such forward-looking statements.

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